Exhibit 99.2

Square, Inc. Announces Pricing of $2.0 Billion Offering of Senior Notes

SAN FRANCISCO, Calif., May 18, 2021 — Square, Inc. (“Square”) (NYSE:SQ) today announced the pricing of $1,000,000,000 principal amount of its 2.75% senior notes due 2026 (the “2026 Notes”) and $1,000,000,000 principal amount of its 3.50% senior notes due 2031 (the “2031 Notes” and, together, the “Notes”) in a private placement to persons reasonably believed to be qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Act”) and outside the United States to non-U.S. persons pursuant to Regulation S under the Act. The sale of the Notes is expected to settle on May 20, 2021, subject to customary closing conditions. Interest on each series of the Notes will be payable in cash semi-annually in arrears, beginning on December 1, 2021.

The 2026 Notes will mature on June 1, 2026, and the 2031 Notes will mature on June 1, 2031, in each case unless earlier repurchased or redeemed. Holders of each series of the Notes may require Square to repurchase such Notes upon the occurrence of certain change of control events at a purchase price equal to 101% of the principal amount thereof plus accrued and unpaid interest, if any.

Square may redeem either series of Notes, in whole or in part, at a price equal to 100% of the principal amount thereof plus a “make-whole” premium and accrued and unpaid interest, if any. On and after May 1, 2026, in the case of the 2026 Notes, and on and after March 1, 2031, in the case of the 2031 Notes, Square may redeem the Notes of the applicable series at 100% of the principal amount plus accrued and unpaid interest, if any.

Square intends to use the net proceeds from this offering for general corporate purposes, which may include potential acquisitions and strategic transactions, capital expenditures, investments and working capital.

This announcement is neither an offer to sell nor a solicitation of an offer to buy the Notes and shall not constitute an offer, solicitation, or sale in any jurisdiction in which such offer, solicitation, or sale is unlawful. The Notes have not been, and will not be, registered under the Act or the securities laws of any other jurisdiction, and unless so registered, may not be offered or sold in the United States except pursuant to an applicable exemption from the registration requirements of the Act and applicable state laws.

About Square, Inc.

Square, Inc. (NYSE: SQ) builds tools to empower businesses and individuals to participate in the economy. Sellers use Square to reach buyers online and in person, manage their business, and access financing. Individuals use Cash App to spend, send, store, and invest money. And TIDAL is a global music and entertainment platform that expands Square’s purpose of economic empowerment to artists. Square, Inc. has offices in the United States, Canada, Japan, Australia, Ireland, Spain, Norway, and the UK.

Media Contact:

press@squareup.com

or

Investor Relations Contact:

ir@squareup.com